Ex.28(g)(2)

AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AGREEMENT

THIS AMENDMENT is made as of September 30, 2020, by and between STATE STREET INSTITUTIONAL INVESTMENT TRUST, a Massachusetts business trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

RECITALS

A.    The Fund and the Custodian are parties to that certain Amended and Restated Custodian Agreement dated as of February 14, 2001, as amended, (the “Agreement”) pursuant to which the Custodian was appointed custodian of the Fund’s assets;

B.    The Fund and the Custodian wish to amend the terms of the Agreement as set forth herein; and

C.    All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby jointly and severally acknowledged, the parties hereto agree as follows:

1.    Amendment to Agreement. The Agreement is hereby amended to add the following underlined language to the end the fifth paragraph to Section 14; all other provisions in Section 14 remain unchanged:

Section 14. Responsibility of Custodian

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If the Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain reimbursement. Provided, however, that to the extent the grant or exercise of any right under this Section 14 would constitute a violation of the 1940 Act or the rules promulgated thereunder such right shall be null and void, unless an exemptive order has been obtained from or no-action relief provided by the Securities and Exchange Commission.